Exhibit 23(i)

CONSENT OF INDEPENDENT AUDITORS’

To the Board of Directors of
C.M. Life Insurance Company

        We consent to the inclusion in this Post-Effective Amendment No. 8 to Registration Statement No. 333-2347 of C.M. Life Insurance Company on Form S-2 of our report dated March 1, 2002, on the audited statutory statements of financial position of C.M. Life Insurance Company as of December 31, 2001 and 2000, and the related statutory statements of income, changes in shareholder’s equity, and cash flows for the years ended December 31, 2001, 2000 and 1999 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the use of statutory accounting practices and changes in certain accounting practices as a result of the State of Connecticut Insurance Department’s adoption of the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual effective January 1, 2001), which practices differ from accounting principles generally accepted in the United States of America. We also consent to the reference to our Firm under the caption “Experts” appearing in the prospectus.

Deloitte & Touche LLP

Hartford, Connecticut
April 11, 2002